SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
            RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)





                     VOLUME SERVICES AMERICA HOLDINGS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, $0.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    92873P204
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2003
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                | |  Rule 13d-1(b)
                | |  Rule 13d-1(c)
                |X|  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                    1 of 10

CUSIP No. 92873P204                     13G




      1   NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Recreational Services, LLC
          06-1543977
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

      2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  |_|
                                                                        (b)  |_|

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

      3   SEC USE ONLY


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

      4   CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------
--------------------------------------- ----------------------------------------

       NUMBER OF                5        SOLE VOTING POWER
         SHARES
      BENEFICIALLY
        OWNED BY                         1,474,502
          EACH
       REPORTING
      PERSON WITH
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                6        SHARED VOTING POWER

                                         0
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                7        SOLE DISPOSITIVE POWER


                                         1,474,502
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                8        SHARED DISPOSITIVE POWER

                                         0
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

      9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,474,502
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES*                                               |_|
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          6.5%
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     12   TYPE OF REPORTING PERSON*

          OO
--------------------------------------------------------------------------------

         *SEE INSTRUCTIONS BEFORE FILLING OUT


                                    2 of 10

CUSIP No. 92873P204                                       13G


      1   NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          General Electric Capital Corporation
          13-1500700
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

      2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  |_|
                                                                        (b)  |_|
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

      3   SEC USE ONLY

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

      4   CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

       NUMBER OF                5        SOLE VOTING POWER
         SHARES
      BENEFICIALLY
        OWNED BY                         1,474,502
          EACH
       REPORTING
      PERSON WITH
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                6        SHARED VOTING POWER


                                         0
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                7        SOLE DISPOSITIVE POWER


                                         1,474,502
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                8        SHARED DISPOSITIVE POWER


                                         0
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

      9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,474,502
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES*                                                |_|
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          6.5%
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     12   TYPE OF REPORTING PERSON*

          CO
--------------------------------------------------------------------------------

         *SEE INSTRUCTIONS BEFORE FILLING OUT

                                    3 of 10

CUSIP No. 92873P204                                       13G



      1   NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          General Electric Capital Services, Inc.
          06-1109503
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

      2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  |_|
                                                                        (b)  |_|
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

      3   SEC USE ONLY

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

      4   CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

       NUMBER OF                5        SOLE VOTING POWER
         SHARES
      BENEFICIALLY
        OWNED BY                         Disclaimed (See 9 below)
          EACH
       REPORTING
      PERSON WITH
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                6        SHARED VOTING POWER


                                         Disclaimed (See 9 below)
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                7        SOLE DISPOSITIVE POWER


                                         Disclaimed (See 9 below)
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                8        SHARED DISPOSITIVE POWER


                                         Disclaimed (See 9 below)
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

      9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          Beneficial ownership of all shares is disclaimed by General
          Electric Capital Services, Inc.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES*                                                  |_|
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          Not applicable (See 9 above)
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     12   TYPE OF REPORTING PERSON*

          CO
--------------------------------------------------------------------------------

         *SEE INSTRUCTIONS BEFORE FILLING OUT


                                    4 of 10

CUSIP No. 92873P204                                       13G


      1   NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          General Electric Company
          14-0689340
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

      2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  |_|
                                                                        (b)  |_|
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

      3   SEC USE ONLY


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

      4   CITIZENSHIP OR PLACE OF ORGANIZATION

          New York
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

       NUMBER OF                5        SOLE VOTING POWER
         SHARES
      BENEFICIALLY
        OWNED BY                         Disclaimed (See 9 below)
          EACH
       REPORTING
      PERSON WITH
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                6        SHARED VOTING POWER


                                         Disclaimed (See 9 below)
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                7        SOLE DISPOSITIVE POWER


                                         Disclaimed (See 9 below)
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                8        SHARED DISPOSITIVE POWER


                                         Disclaimed (See 9 below)
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

      9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          Beneficial ownership of all shares is disclaimed by General
          Electric Company
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES*                                              |_|
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          Not applicable (See 9 above)
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     12   TYPE OF REPORTING PERSON*

          CO
--------------------------------------------------------------------------------

                                    5 of 10

Item 1(a)     Name of Issuer.

              Volume Services America Holdings, Inc.

Item 1(b)     Address of Issuer's Principal Executive Offices.

              201 East Broad Street
              Spartanburg, SC  29306

Item 2(a)     Name of Person Filing.

              This Schedule 13G (the "Schedule 13G") is being filed on behalf of each of the following persons (each, a "Reporting Person"):

              (i) Recreational Services, LLC ("Recreational Services");
              (ii) General Electric Capital Corporation ("GE Capital");
              (iii) General Electric Capital Services,Inc. ("GECS"); and
              (iv) General Electric Company ("GE").

              This statement relates to shares held directly by Recreational Services.

              GE Capital is the managing member of Recreational Services.

              GECS is the parent company of GE Capital.

              GE is the parent company of GECS.

              An agreement among the Reporting Persons that this statement be filed on behalf of each of them is attached hereto as Exhibit A.

Item 2(b)     Address of Principal Business Office, or, if none, Residence.

     The address of the principal business office of each of Recreational Services, GE Capital and GECS is: c/o of General Electric Capital Corporation, 260 Long Ridge Road, Stamford, CT 06927.

     GE's principal business office is located at 3135 Easton Turnpike, Fairfield, CT 06431.

Item 2(c)     Citizenship or Place of Organization.

              (i) Recreational Services is a Delaware limited liability company;
              (ii) GE Capital is a Delaware corporation;
              (iii) GECS is a Delaware corporation; and
              (iv) GE is a New York corporation.

                                    6 of 10

Item 2(d)     Title of Class of Securities.

              Common Stock, $0.01 par value (the "Shares").

Item 2(e)     CUSIP Number.

              92873P204

Item 3. If this statement is filed pursuant toss.ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a: Not applicable.

     (a)  |_| Broker or dealer registered under section 15 of the Act (15 U.S.C.
              78o).

     (b)  |_| Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

     (c) |_| Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

     (d) |_| Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

     (e)  |_| An      investment       advisor      in      accordance      with
              ss.240.13d-1(b)(1)(ii)(E).

     (f) |_| An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F).

     (g) |_| A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G).

     (h) |_| A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

     (i) |_| A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

     (j)  |_| Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

Item 4        Ownership.

              Ownership as of December 31, 2003 is incorporated by reference to items (5) - (9) and (11) of the cover page of each Reporting Person.

              Each of GECS and GE hereby disclaims beneficial ownership of the Shares.

Item 5        Ownership of Five Percent or Less of a Class.

              Not applicable.

Item 6        Ownership of More Than Five Percent on Behalf of Another Person.

              Not applicable.

                                    7 of 10

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported On by the Parent Holding Company.

              Not applicable.

Item 8        Identification and Classification of Members of the Group.

              Not applicable.

Item 9        Notice of Dissolution of Group.

              Not applicable.

Item 10       Certification.

              Not applicable.


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 11, 2004               RECREATIONAL SERVICES, LLC

                                       By: General Electric Capital Corporation,
                                           its Managing Member

                                           By: /s/ James C. Ungari
                                           Name: James C. Ungari
                                           Title: Vice President


Date:  February 11, 2004               GENERAL ELECTRIC CAPITAL CORPORATION

                                           By: /s/ James C. Ungari
                                           Name: James C. Ungari
                                           Title: Vice President


                                     8 of 10

Date:  February 11, 2004               GENERAL ELECTRIC CAPITAL SERVICES, INC.

                                           By: /s/ Barbara A. Lane
                                           Name: Barbara A. Lane
                                           Title: Attorney-in-fact



Date:  February 11, 2004               GENERAL ELECTRIC COMPANY

                                           By: /s/ Barbara A. Lane
                                           Name: Barbara A. Lane
                                           Title: Attorney-in-fact

                                    9 of 10

                                  EXHIBIT INDEX

A. Joint Filing Agreement, dated February 11, 2004, by and among (i) Recreational Services, LLC; (ii) General Electric Capital Corporation;
         (iii) General Electric Capital Services, Inc.; and (iv) General Electric Company.

B. Power of Attorney, dated as of November 26, 2003, appointing Barbara A. Lane as attorney-in-fact for General Electric Capital Services, Inc.

C. Power of Attorney, dated as of December 16, 2003, appointing Barbara A. Lane as attorney-in-fact for General Electric Company.


                                    10 of 10